LAWRENCE HUNT

Lawrence Hunt designs and distributes sweat-wicking dress shirts that integrate performance fabric technology with traditional fabrics.


NO SWEAT.

$0 of $25,000 raised

58 days
Until the round ends

$99
Minimum Investment

Invest in Lawrence Hunt

Clothing should be comfortable and make you feel confident.

Lawrence Hunt designs and distributes sweat-wicking dress shirts for retail consumers and for businesses as uniforms. The Lawrence Hunt dress shirt uses a patent-pending process and design (provisional utility method patent and patent-pending design patent) to seamlessly integrate advanced performance fabric technology within the underarm of the traditional cotton dress shirt, producing a hybrid shirt that combines the advantages of both fabrics.

We have seen significant growth in our first eight months of operations and received amazing feedback from our early customers. We are excited to be able to offer you the chance to be part of our team. We have quickly reached a six-figure annual run rate with limited inventory and marketing. Most importantly, over 95% of customers surveyed indicated they would return to purchase another shirt. With this strong customer validation, patent-pending technology, and your additional funding to increase our inventory stock and our marketing footprint, we are poised to scale and reinvent professional apparel.

Learn more about Lawrence Hunt at lawrencehunt.co.

Seen on Kickstarter

KICKSTARTER

Lawrence Hunt officially launched its first collection of dress shirts in 2016 after **a successful Kickstarter campaign in 2014** made it one of the most funded dress shirts on Kickstarter.

The Market

The minimum investment is
$99

Lawrence Hunt is selling up to
$100,000 of Class A

Lawrence Hunt's valuation is
$1,250,000

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Invest in Lawrence Hunt

Professional apparel has not effectively evolved to combat the effects of high-pressure situations, an active lifestyle, or a demanding job. Professional apparel is a billion dollar industry that has yet to provide consumers with an effective product that fights and eliminates sweat, while still looking professional on the job. The main reason for this is that performance fabrics used by athletes to fight sweat do not retain the “professional look” the workplace requires.



Over 24 distinct styles and sizes, for men and women

Lawrence Hunt solves this problem by creating professional apparel that is perfect for the boardroom but can also withstand an active lifestyle. The goal of Lawrence Hunt is to create professional dress shirts and apparel that fight and eliminate sweat, and that are suitable for all men and women in the workplace.

Performance Technology

Lawrence Hunt applies the same concepts and technologies used to make athletes' uniforms breathable, comfortable and resistant to sweat stains to its complete line of dress shirts.



HIGH QUALITY
100% NON-IRON COTTON



ANTI-BACTERIAL



MOISTURE WICKING
& BREATHABLE



4-WAY STRETCH
FABRIC

Meet Our Founder



Jeff Shattner

Founder and CEO

Jeff founded Lawrence Hunt in 2014 and serves as the company's President and CEO. Jeff is a two-time graduate of the University of Michigan Ross School of Business, and brings over 10 years of business and leadership experience to Lawrence Hunt. Prior to founding Lawrence Hunt, he served in financial leadership roles at PricewaterhouseCoopers, Fiat-Chrysler, and Altimetrik Corporation. Jeff was one of the inaugural members of The Runway Incubator in 2015, the first fashion incubator of its kind in Michigan.


NO SWEAT.
DETROIT TIGERS'
JAMES MCCANN

Our Partner - James McCann

James McCann, born June 13, 1990, is the starting catcher for the Detroit Tigers. James is from Santa Barbara, CA and played college baseball at the University of Arkansas. James was a pre-Med major and straight A student at Arkansas. One of the top young catchers in baseball, McCann holds the modern major-league record for the number of consecutive games played behind the plate to start a career without an error. He's a pretty fashionable guy as well!

Investment Usage

The purpose of this offering is to continue to prove our concept and grow Lawrence Hunt by increasing inventory stock, expanding our marketing footprint, and preparing Lawrence Hunt for a subsequent fundraising round within 12 to 18 months.

Use of Proceeds

If we meet our funding goals, we'll be investing your commitment into the following areas:


Clothing Inventory
$15,000
Marketing & Advertising
$7,500
Photography
$1,275

Our Mission

Beyond fighting sweat, Lawrence Hunt's goal is to build confidence in all professionals. Unfortunately, many people in the workforce, or entering the workforce, do not have the resources to afford a new dress shirt, impacting confidence and performance.



Our Buy 2, Give 1 campaign helps those in need of professional clothing, but can't afford it

Our partner organizations are committed to providing resources and apparel to those in need. Quarterly, we tally all orders under this program and send a shipment to our partners.

Lawrence Hunt has been featured in

Inc. Esquire MAXIM

Documents

Pitch Deck

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A pitch deck is a brief presentation providing an overview of the company to investors.

Offering Statement

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An offering statement is the formal legal document filed with the SEC for a Regulation CF offering. It provides facts that an investor needs to make an informed investment decision. Among other data, the Form C includes an overview of financial statements and key risk factors.

Combined Financial Statements

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Single document containing relevant financial reports. May include the income statement, balance sheet, change in equity statement or other financials.

Discussion

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Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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